Exh. 99-1
                                               News
                                               Release

                                                     Vectren Corporation

                                                     P.O. Box 209

                                                     Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

December 10, 2003
                               Vectren Corporation
                         Provides 2004 Earnings Guidance


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today announced 2004 earnings guidance of $1.60 to $1.75 per share of common stock, attributable to growth in its core businesses. Vectren also affirmed its prior guidance of $1.55 to $1.65 per share for 2003.

Said Niel C. Ellerbrook, Chairman, President and CEO, "During 2003 we improved our liquidity and balance sheet as we completed permanent financing strategies, including the sale of $200 million of debt and $169 million of equity. We continue to invest capital into our core utility business, which has enabled us to create significant shareholder value over long periods of time. During 2004 we will initiate regulatory strategies to provide for the timely recovery of costs and the opportunity to earn fair returns on our invested capital. We would expect 2005 would further benefit from the full period of new returns allowed through implementation of these ratemaking strategies. We are also projecting strong growth in our nonregulated businesses primarily through improved yield and pricing arrangements within our coal mining operations and improved operations in our core nonregulated business segments."

Senior management will discuss the Company's corporate strategies and provide financial and operating expectations during an analyst conference being held tomorrow, Thursday, December 11, 2003 at 12:30 EST in New York City. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.Vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the completion of the Webcast.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K as amended on Form 10-K/A filed with the Securities and Exchange Commission on June 18, 2003.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com

Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

                                       ###